 EX‑35.12

(logo) WELLS FARGO	CMBS Department MAC N9401-011 1055 10th Avenue SE Minneapolis, MN 55414

Morgan Stanley Capital I Inc.

1585 BROADWAY

Attn: Mortgage Backed Securities

NEW YORK, New York 10036-8200

RE: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill Lynch Trust 2014-C17 Commercial Mortgage Pass-Through Certificates Series 2014-C17

Per the Pooling and Servicing Agreement dated as of August 1, 2014 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2016 (the “Reporting Period”):

(a) A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b) To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 27, 2017

/s/ Gail Vannest

GAIL VANNEST

Vice President

Wells Fargo Bank, N.A.